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                                                                   EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT made this 15th day of May, 2002 by and between TLC Vision Corporation, a corporation incorporated under the laws of the Province of New Brunswick, Canada with a principal place of business at 5280 Solar Drive, Suite 300, Mississauga, Ontario L4W 5M8 (the "Company"), and B. Charles Bono III, an individual residing at 1330 Dietrich Oaks, Manchester, Missouri 63021 ("Employee").

         WHEREAS the Company and Employee are desirous of setting forth in a definitive employment Agreement their respective rights and obligations with respect to Employee's employment by the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

         1. Employment. The Company hereby agrees to employ Employee, and Employee hereby agrees to accept such employment upon the terms and conditions hereinafter set forth. Employee represents and warrants to the Company that his employment by the Company and the performance of his duties as contemplated by this Agreement do not and will not violate the terms or conditions of any other agreement or understanding by which Employee is bound or subject and that Employee knows of no basis for any claim that he is so bound or subject.

         2. Term. The term of this Agreement shall commence on May 15, 2002 ("Effective Date"), and shall continue for a period of three (3) years following such Effective Date unless otherwise terminated as provided in Section 8 hereof; provided, however, that under certain circumstances, the provisions of Section 9 hereof shall survive termination. Commencing on the third anniversary of the Effective Date and at the conclusion of each three-year period thereafter, the term of this Agreement shall be automatically extended for an additional three-year period unless Employee's employment is terminated pursuant to Section 8 hereof.

         3. Duties. Employee shall be employed by the Company to serve as Chief Financial Officer. As such, he shall be subject to the direction of the Chairman of the Board of Directors, Chief Executive Officer and President and perform such duties and tasks as are appropriate for a person in such position. Employee shall perform his duties hereunder in the Greater St. Louis metropolitan area or at such other location or locations as are mutually agreed between Employee and the Company. Employee shall have a private office, secretarial help, and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

         4. Extent of Service. Employee shall devote his full working time, skills, knowledge and abilities to the business and affairs of the Company, its subsidiaries and affiliates in promotion of their respective interests, and will not engage in outside business activities which would interfere with the performance of his duties hereunder. This provision shall not preclude Employee from investing his assets in other business activities, provided that such investment or investments do not significantly detract from Employee's responsibilities under this Agreement




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and will not require his services in the operation of the affairs of the companies in which such investments are made.

         5. Compensation.

(a) Salary. As compensation for the services to be rendered by Employee under this Agreement, the Company shall pay to Employee a minimum annual salary of two hundred forty thousand dollars ($240,000) (the "Base Salary") (which Base Salary shall include reimbursement of Employee's automobile expenses incurred in connection with Company business), less such deductions or amounts as may be required to be withheld by applicable law or regulations, payable in accordance with the payroll policy of the Company as from time to time may be in effect. Employee's Base Salary may be adjusted upward from time to time in the sole discretion of the Board of Directors of the Company, but in any event, Employee's Base Salary shall be increased annually by a percentage equal to the increase of the Consumer Price Index, all commodities, as reported by the Department of Labor.

(b) Bonus. In addition to the Base Salary specified above, Employee shall receive a Bonus. Such Bonus shall be paid annually pursuant to an executive incentive bonus compensation plan determined and approved by the Compensation Committee of the Board of Directors of the Company as soon as practicable after the Effective Date. Such plan shall provide reasonably attainable annual performance targets, consistent with past practices, that, if attained, will provide Employee a bonus equal to fifty percent (50%) of his Base Salary each year; provided however, that Employee's Bonus for the first year of this Agreement shall not be less than twenty-five percent (25%) of Employee's Base Salary as in effect for such year.

(c) Stock Options. As of the Effective Date, options held by Employee, if any, to purchase shares of common stock of Laser Vision Centers, Inc. ("Laser Vision") shall be converted into options to purchase shares of common stock of the Company in accordance with the terms of the Agreement and Plan of Merger among Laser Vision, the Company, and TLC Acquisition II Corp. dated as of August, 25, 2001 (the "Merger Agreement").

         Notwithstanding any provision to the contrary contained in any stock option or stock warrant agreement between Employee and Laser Vision, as of the Effective Date, all outstanding stock options or stock warrants granted to Employee by the Company or Laser Vision shall be fully vested and exercisable immediately. In addition, in the event of Employee's termination of employment for any reason, such options or warrants shall continue to be exercisable by Employee for their entire term without regard to any provision contained in any such agreement that restricts or terminates his exercise rights on account of such termination of employment (including any provision that accelerates the expiration of the term of such options or warrants).

         Employee and the Company hereby acknowledge and agree that Employee's options and warrants to purchase shares of common stock of the Company shall be subject to the



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         approval of The Toronto Stock Exchange and the shareholders of the
         Company. In the event any such approval is not obtained, the Company shall indemnify Employee on a mutually-acceptable basis (or if the parties so agree, with a cash payment) for any losses resulting from such failure on an after-tax basis.

(d) Reimbursements for Premiums for Extended Health Care Coverage. In the event that Employee's employment terminates pursuant to Section 8 of this Agreement, the Company shall provide health care coverage for a period of three (3) consecutive years following the date of such termination. Such health care coverage shall be no less generous than that under the Company's health care plan (as such plan may exist from time to time) for Employee, Employee's spouse (if any) and Employee's dependents (if any). Employee shall pay the applicable COBRA premiums which are charged to the Company's former employees from time to time; provided however that the Company agrees to reimburse Employee for such premiums plus any additional "gross-up" amounts equal to any taxes (including, without limitation, any income taxes) on such amounts.

         6. Fringe Benefits. Employee shall be entitled to participate in any employee benefit plan maintained by the Company for its employees as of the Effective Date, including any accident or health insurance plan and any pension or profit sharing plan subject to the same requirements and limitations as are applicable to other employees of the Company holding positions comparable to that held by Employee. At a minimum, the Company will provide, at the Company's expense, a family medical and dental plan, a life insurance policy comparable to the policy in effect with Laser Vision as of the Effective Date and a disability plan to protect Employee's income. In addition, Employee shall be entitled to four (4) weeks of vacation during each twelve (12) month period during the first year of the agreement and five (5) weeks of vacation thereafter. Employee shall also be covered under the Company's liability insurance policy for directors and officers under the same terms and conditions that apply to other directors and officers of the Company.

         In addition, Employee shall be entitled to all other fringe benefits not enumerated specifically in this Agreement which are no less favorable than those that are provided to management employees of Laser Vision generally from time to time.

         7. Reimbursement of Business Expenses. Subject to the provisions of
Section 5 of this Agreement with respect to automobile expenses, the Company agrees to reimburse Employee for other reasonable out-of-pocket expenses incurred in connection with Company business including, without limitation, travel and accommodations for all authorized business trips, provided vouchers therefor, or other supporting information as the Company may reasonably require, are presented to the Company. The Company agrees to reimburse Employee for all such expenses within ten (10) days of presentation.

         8. Termination.

(a) Death. This Agreement shall automatically terminate in the event of Employee's death. Upon such termination, the Company shall pay to Employee's beneficiary, within thirty


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         (30) days of such termination, an amount equal to three (3) times
         Employee's Base Salary specified in Section 5(a) (as in effect as of the date of such termination) plus an additional amount equal to the greater of (i) three (3) times Employee's Bonus for the previous year or (ii) the average of Employee's Bonus for each of the three years immediately preceding the date of such termination.

         Employee shall have the right to designate a beneficiary to receive the amounts payable after his death as provided under this Section 8(a). Such designation shall be in writing, signed by Employee, and delivered to the Company while Employee is alive.

                 In the event that Employee does not designate a beneficiary to receive amounts payable after his death as provided under this
                 Section 8(a), but Employee is married as of the date of his death, such amounts shall be paid to his spouse; provided that if Employee is not married as of the date of his death, such amounts shall be paid to Employee's estate.

(b) Disability. This Agreement may be terminated, at the option of the Company, in the event Employee becomes permanently physically or mentally disabled, subject to the terms and conditions below:

         (i) Disability Defined. Employee shall be deemed permanently disabled if (a) Employee is unable to provide the Company at least thirty (30) hours per week of continuous service of the work time which would be normally be given by him during a continuous six (6) month period; and if (b) at the expiration of said six (6) month period insofar as can be reasonably foreseen Employee will thereafter be unable to give at least thirty (30) hours per week of normal effective working time.

         (ii) Disability Payments. Until the expiration of the six (6) month period of disability, Employee shall be entitled to receive his regularly established salary and bonus, less any monthly disability income insurance payments.

         (iii) Determination as to Disability. In the event the parties hereto are unable to agree on the existence of a disability or the date on which the aforesaid six (6) month period of disability began, the Company and Employee shall each designate a physician and the two physicians so designated shall then select a third physician, which third physician shall then determine whether permanent disability exists within the meaning of this Agreement and when the disability commenced if it does exist. The determination of the said third physician shall bind the parties hereto. For convenience of determining the rights of the parties under this provision, a permanent disability shall be deemed to begin on the first day of the month which immediately follows the date on which the disability actually occurred, or is judged by the aforesaid third physician to have occurred. If the said third physician determines that Employee is not capable of performing the services required of him hereunder, the Company shall have the right to require


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                  Employee to submit to additional periodic examinations (not to exceed one per month), at the Company's expense, by that physician for so long as Employee purports to be disabled.

         (iv) Termination of Disability. The foregoing to the contrary notwithstanding, in the event the Company terminates the employment of Employee due to the disability of Employee and if, after such termination and prior to the normal termination date of this Agreement (or any extension or renewal hereof) Employee is judged by the aforesaid third physician to be able to return to his normal duties, then the Company shall hire Employee as a consultant to the Company for the balance of the term of this Agreement (or any extension or renewal hereof), at Employee's salary as of the date of termination and subject to all other terms and conditions of this Agreement.

(c) Termination by the Company for Cause. The Company may, upon written notice to Employee, terminate Employee's employment for proper cause. Employee shall have no right to receive any compensation or benefit hereunder on or after the effective date of such termination, except for compensation then due and payable (or accrued for Employee's benefit) but remaining unpaid.

         As used herein "proper cause" shall mean that Employee has been convicted of any crime involving larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds in the course of his employment.

         For a period of one year following the Effective Date, the Employee shall not be deemed to have been terminated for proper cause unless and until there has been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than 80% of the entire membership of the board of directors of the Company (excluding the Employee if the Employee is at the time a director of the Company) at a meeting of the board called and held for the purpose (after reasonable notice to the Employee), finding that in the good faith opinion of the board the Employee's conduct constituted proper cause and specifying the particulars thereof. The date on which such resolution is given to the Employee shall be the effective date of any termination pursuant to this section 8(c).

(d) Termination by the Company Without Cause. Employee's employment under this Agreement may be terminated without cause by the Board of Directors of the Company upon written notice to Employee. In the event of such termination without cause, the Company shall pay to Employee, within thirty (30) days of such termination, an amount equal to three
         (3) times Employee's Base Salary specified in Section 5(a) (as in effect as of the date of such termination) plus an additional amount equal to the greater of (i) three (3) times Employee's Bonus for the previous year or (ii) the average of Employee's Bonus for each of the three years immediately preceding the date of such termination (collectively, the "Severance Entitlement)". In the event of such termination without cause, the covenants of Employee contained in Sections 9(a) and 9(b) hereof shall be null



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         and void. Also, Employee shall have no duty or any other legal obligation to find alternative employment in order to mitigate the amounts that become due and payable under this Section 8(d) of the Agreement. At the end of the initial term, the provisions of this
         Section 8(d) are amended to provide (i) that the Employee shall receive a Severance Entitlement equal to the Severance Entitlement then in effect for other senior executives of the Company; and (ii) the Employee will be subject to the covenants contained in Sections 9(a) and (b) for a period of time equal to the period of time, and the same circumstances, that other senior executives of the Company are subject to such covenants. For purposes of this determination, the term "other senior executives of the Company" means executives of the Company who, as of the date of such termination, receive the same or similar amount of annual compensation or who have the same or similar scope of authority and duties within the Company; provided that the term "other senior executives of the Company" shall not include Employee, James C. Wachtman, B. Charles Bono III or John J. Klobnak.

(e)      Termination by Employee for Good Reason.

         (i) Employee, upon at least ninety (90) days' written notice to the Company, may terminate his employment with the Company upon the occurrence of any of the following events:

                  (A) The Company relocates Employee's principal office out of the Greater St. Louis, Missouri area which shall be defined as St. Louis, Jefferson, St. Charles and Franklin counties in Missouri; or

                  (B) There is a material, adverse change in Employee's job responsibilities following a "change in control" (as defined below) of the Company;

                  (C) There is a ten percent (10%) reduction or a series of reductions, that in the aggregate, amount to a ten percent (10%) reduction by the Company of the greater of (i) Employee's Base Salary in effect as of the Effective Date or (ii) the Base Salary as may be increased by the Company from time to time under this Agreement.

                  (D)      A material breach of this Agreement by the Company.

         (ii) Upon such termination, the Company shall pay to Employee, within thirty (30) days of such termination, an amount equal to three (3) times Employee's Base Salary specified in Section 5(a) (as in effect as of the date of such termination) plus an additional amount equal to the greater of (i) three (3) times Employee's Bonus for the previous year or (ii) the average of Employee's Bonus for each of the three years immediately preceding the date of such termination.

         (iii) For purposes of this Agreement, "change in control" shall mean:



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                  (A)      Any sale of more than fifty percent (50%) of the
                           common stock of the Company by one or more stockholders of the Company to a nonaffiliated person, such percentage being determined on an undiluted basis without regard to options and warrants then outstanding and unexercised;

                  (B) Any sale, lease or other disposition (but not a mortgage or pledge in a bona fide borrowing transaction) of all or substantially all of the assets of the Company to a nonaffiliated person;

                  (C) Any merger or consolidation of the Company with or into any other nonaffiliated corporation, where more than fifty percent (50%) of the equity securities of the surviving or resulting corporation (by value or voting power) are directly or indirectly controlled by persons other than the stockholders of the Company or their affiliates immediately prior to such merger or consolidation; or

                  (D) Any merger or consolidation of the Company with or into any other nonaffiliated corporation, even if less than fifty percent (50%) of the equity securities of the surviving or resulting corporation (by value or voting power) are directly or indirectly controlled by persons other than the stockholders of the Company or their affiliates immediately prior to such merger or consolidation, if the individuals who constituted the Board of Directors of the Company immediately before such merger or consolidation, and any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors who constituted the Board of Directors of the Company immediately before such merger or consolidation, for any reason no longer constitute at least one-half of the members of the Board of Directors of the surviving or resulting corporation at any time within one year after such merger or consolidation.

(f) Termination by Employee Within Eighteen Months of Effective Date. Notwithstanding anything to the contrary contained in this Agreement, Employee, upon prior written notice to the Company, may for any reason terminate his employment with the Company within eighteen (18) months of the Effective Date. In the event of such termination, the Company shall pay to Employee, within thirty (30) days of such termination, an amount equal to three (3) times Employee's Base Salary specified in
         Section 5(a) (as in effect as of the date of such termination) plus an additional amount equal to the greater of (i) three (3) times Employee's Bonus for the previous year or (ii) the average of Employee's Bonus for each of the three years immediately preceding the date of such termination.



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         9.       Non-Solicitation Agreement.

(a) Employee shall not, during the term of his employment by the Company and for a period of one (1) year thereafter:

         (i) directly or indirectly, either as an individual for Employee's own account, or as a partner or joint venturer, or as an advisor, consultant, representative, employee, officer, director or shareholder of any corporation or other business organization, or in any other capacity, engage in, enter into or participate in any way in any business or enterprise that diverts or attempts to divert or solicit the business of TLC Vision Corporation from or for clients, customers, or accounts of the Company. In connection with the foregoing, Employee acknowledges that the market for the Company's services is international in scope and that the foregoing covenant shall extend to any business or enterprise which provides or intends to provide competing services. It is expressly understood that the foregoing covenant shall not prohibit Employee from owning less than five (5%) percent of the equity of any publicly held corporation;

         (ii) directly or indirectly hire away or attempt to hire away or otherwise engage any employee, key advisor, or consultant of the Company; or

         (iii) directly or indirectly interfere or attempt to interfere in any way with the Company's relationships with any of its suppliers, including, without limitation, inducing or attempting to induce any supplier of the Company to terminate or to change the terms of its dealings with the Company.

(b) Employee shall not, during the term of his employment hereunder and for the duration of any unexpired term of this Agreement:

         (i) divulge, or cause to be divulged, communicate or cause to be communicated, publish or cause to be published, or otherwise disclose or cause to be disclosed to any person, firm, corporation, association, or entity, any of the Company's systems, designs, procedures, pricing and marketing strategies, concepts, technical information, trade secrets, know-how, customer lists, customer contacts, customer prospects, fee schedules, business and financial records and such other information regarded by the Company as confidential and of a proprietary nature (the "Proprietary Information"). For purposes hereof, the term Proprietary Information shall not include information which (x) at the time of disclosure to or by Employee was generally known to the relevant trade so as to no longer be a protectable trade secret, or (y) was lawfully received by Employee from a third party who independently, without prompting or assistance by Employee, developed or acquired such Proprietary Information and was under no obligation, express or implied, to the Company with respect thereto or (z) at the time of disclosure was already properly in Employee's possession or otherwise known by Employee.



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(c)      Employee hereby acknowledges that the Company's remedy at law for breach or threat of breach of the provisions of this Section 9 is inadequate and that the Company shall have the right to seek injunctive relief in the event of any such breach or threatened breach, in addition to any other remedy available. If any provision of this
         Section 9 shall be invalid or unenforceable to any extent or in any application, then the remainder of this Section and of such term and condition, except to such extent or in such application shall not be affected thereby, and each and every term and condition of this Section shall be valid and enforced to the fullest extent, and in the broadest application provided by law. If the invalidity or unenforceability is due to the unreasonableness of the time or scope or geographic extent of any covenant and restriction, said covenant and restriction shall nevertheless be effective for such a period of time or within such scope or geographical area as may be determined to be reasonable by a court of competent jurisdiction.

         10. Waiver of Breach. The failure of any party at any time or times to require the performance of any provision hereof shall in no manner affect the party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         11. Assignment. This Agreement and Employee's rights and obligations hereunder may not be assigned by Employee. This may not be assigned by the Company without Employee's written consent. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Employee, his heirs, executors and administrators.

         12. Entire Agreement; Amendment. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and, unless otherwise provided herein, supersedes all prior agreements or understandings written or oral in respect thereof. This Agreement may be amended, modified, superseded, cancelled, renewed, or extended, and the terms or covenants hereof may be waived only by a written instrument signed by all the parties hereto, or in the case of a waiver, by the party waiving compliance.

         13. Severability. If any provision of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement and of such term and condition, except to such extent or in such application, shall not be affected thereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

         14. Construction and Interpretation. This Agreement, and all questions arising in connection therewith, shall be governed by and construed in accordance with the laws of the State of Missouri. In the event that Employee or the Company commence litigation against the other party to enforce any provision of this Agreement, venue shall at all times lie in the Circuit Court of St. Louis County, St. Louis, Missouri. For any and all disputes between Employee and


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

the Company arising under this Agreement, each party shall be responsible for its own legal fees and expenses, and neither party shall be entitled to recover its legal fees and expenses from the other party.

         15. Headings. The section headings contained herein are for convenience and reference only, and shall be given no effect in the interpretation of any term or condition of this Agreement.



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         IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.


"COMPANY"                                    "EMPLOYEE"

TLC VISION CORPORATION


By:
   ----------------------------              -----------------------------------
Name:                                        B. Charles Bono III
      -------------------------
Title:
       ------------------------



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